Exhibit 1

Sonus Networks, Inc.
7 Technology Park Drive
Westford, MA  01886

January 9, 2009

Legatum Capital Limited
Level 9, Convention Tower
P.O. Box 71082
Dubai U.A.E.

Gentlemen:

This letter constitutes the agreement (the "Agreement") between Sonus Networks, Inc. (the "Company"), on the one hand, and Legatum Capital Limited and each of the entities set forth on Schedule A, on the other hand (collectively, "Legatum", and individually a "Member"), with respect to the matters set forth below:

1.
Following the execution of this Agreement, Legatum will identify to the Company in writing two candidates (the "Legatum Designees") to serve on the Board of Directors of the Company (the "Board").  The Company will appoint the Legatum Designees to the Board and agrees, if necessary, to expand the Board by up to two members to create vacancies for such purpose.  Each Legatum Designee will (i) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of the Company and the Board effective on the date of this Agreement (copies of which have been made available or delivered to Legatum prior to the execution of this Agreement) and applicable legal, regulatory and stock market requirements, (ii) meet the independence requirements with respect to the Company of Section 4200(a)(15) of the Rules of The Nasdaq Global Select Market or any successor thereto, and (iii) be reasonably acceptable to the Board (including the Nominating Committee of the Board) in its good faith discretion.  Subject to the foregoing standards, the Board will not unreasonably oppose the appointment of the Legatum Designees.  Following receipt of the identification of the Legatum Designees, the Board (including the Nominating Committee of the Board) will review and evaluate the Legatum Designees as soon as reasonably practicable.  Promptly following approval, the Board shall take all corporate action necessary to appoint the Legatum Designees that have been approved to the Board.  If the Board does not accept any Legatum Designee, Legatum will have the right to identify replacements for such Legatum Designee for appointment by the Board in accordance with the provisions of this Paragraph 1 and Paragraph 2 below, provided that notwithstanding the criteria set forth above, such person may be affiliated with Legatum and provided further that Mark Stoleson shall be deemed acceptable to the Board in such circumstance.  Notwithstanding anything to the contrary contained herein, the Board may reject any Legatum Designee in its sole and absolute discretion if such Legatum Nominee’s appointment would require disclosure under item 401(f) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended.

Legatum Capital Limited
January 9, 2009

2.
Legatum will use its reasonable efforts to cause the Legatum Designees to cooperate fully with the Company in connection with the Company’s process for selecting, evaluating and appointing directors to serve on the Board, including to: (i) make themselves reasonably available for interviews and other meetings as the Board or the Nominating Committee of the Board, or both, may reasonably request, (ii) complete officers' and directors' questionnaires provided to directors in connection with their service on the Board, (iii) consent to and provide information to the Company for customary reference and background checks, and (iv) provide such other information (including information necessary to determine the nominee's independence status under the Rules of The Nasdaq Global Select Market or any successor thereto as well as information necessary to determine any disclosure obligations of the Company) as the Board or the Nominating Committee of the Board, or both, may reasonably request.

3.
In order to create classes of directors that are relatively equal in size as required by Delaware law, one of the Legatum Designees (the "2009 Designee") will have an initial term that expires at the 2009 Annual Meeting of Stockholders (the "2009 Annual Meeting"), and the other Legatum Designee will have a term that expires at the 2010 Annual Meeting of Stockholders (the "2010 Annual Meeting").  The 2009 Designee shall be included in the Company's slate of directors for election at the 2009 Annual Meeting and the Company shall publicly support and recommend that the Company's stockholders vote for the election of the 2009 Designee at the 2009 Annual Meeting in the same manner as all other designees on the Company's slate of directors.

4.
Each of the Legatum Designees will comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all members of the Board, including, but not limited to, the Company's Code of Business Conduct and Ethics and Corporate Governance Policies, each as in effect on the date of this Agreement (copies of which Legatum acknowledges have been made available or delivered to Legatum prior to the execution of this Agreement), and as may be modified by the Board from time to time in its sole and absolute discretion.  The Legatum Designees will enjoy the same rights, privileges, powers and duties as all other directors, and receive the same compensation and benefits (including expense reimbursement) as all other directors, including indemnification rights, exculpation protections associated with service on the Board, and directors' and officers' liability insurance to the extent sent forth in existing or future policies for directors generally.  Notwithstanding anything to the contrary in this Agreement, the Legatum Designees, during the term of their service as directors of the Company, will not be prohibited from acting as directors and complying with their fiduciary duties as directors of the Company.

5.
If at any time during the Restricted Period (as defined below) a Legatum Designee shall cease to be a member of the Board for any reason, Legatum shall be entitled to designate another person (a "Legatum Successor Designee"), to serve as a director in place of such Legatum Designee for the same term as the Legatum Designee whom is

Legatum Capital Limited
January 9, 2009

being replaced.  Any Legatum Successor Designee will be required in all cases to be approved by the Board (including the Nominating Committee of the Board) in the manner set forth in and subject to the provisions set forth in Paragraph 1 and Paragraph 2 of this Agreement.  If the Board does not accept any Legatum Successor Designee, Legatum will have the right to recommend additional Legatum Successor Designees in accordance with this Paragraph 5.  The Board will appoint such Legatum Successor Designee to the Board no later than three business days after the Board's approval of such Legatum Successor Designee.  Upon becoming a member of the Board, any Legatum Successor Designee will become a Legatum Designee for all purposes under this Agreement.

6.
In accordance with the Company's Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable state law, the Board will approve, submit and recommend, and solicit proxies in favor of, a resolution for consideration by the Company's stockholders at the 2009 Annual Meeting to provide for the annual election of all directors in accordance with the terms of this Paragraph 6 (the "Declassification Proposal").  In the Company's definitive proxy statement for the 2009 Annual Meeting, the Board will include a recommendation that the Company's stockholders vote in favor of the Declassification Proposal.  Pursuant to the Declassification Proposal, if adopted by the Company's stockholders, each director (other than the 2009 Designee, who shall only stand for election to a one-year term expiring at the 2010 Annual Meeting) elected at the 2009 Annual Meeting would be elected for a two-year term ending at the 2011 Annual Meeting, and each director elected at the 2010 Annual Meeting would be elected for a one-year term ending at the Company's 2011 Annual Meeting of Stockholders (the "2011 Annual Meeting").  At the 2011 Annual Meeting and thereafter, all of the Company's directors would be elected to one-year terms.

7.
As soon as reasonably practicable following the execution of this Agreement, the Board shall take all action necessary to establish an ad hoc committee of the Board (the "Corporate Development and Investment Committee") with the responsibility of working with management to focus on uses of the Company's cash and short-term investments, tax planning, strategic acquisitions, mergers and joint ventures, with the objective of enhancing stockholder value.  The Corporate Development and Investment Committee will be composed of three directors.  As long as any Legatum Designee is serving on the Board, the Corporate Development and Investment Committee will include at least one Legatum Designee as selected by Legatum.

8.
Each Member will not, and will cause each of its respective affiliated funds, persons and entities not to, do any of the following for a period commencing on the date hereof and ending on the date that is 30 days prior to the first day of the notice period specified in the Company’s advance notice bylaw related to any action to be taken at the 2010 Annual Meeting (assuming, for purposes of determining the date on which the Restricted Period shall end and regardless of the date on which the 2010 Annual Meeting is actually held, that the 2010 Annual Meeting is held within such number of

Legatum Capital Limited
January 9, 2009

days of the anniversary date of the 2009 Annual Meeting as shall not require a change in the deadline under the Company’s advance notice bylaw) (such period, the “Restricted Period”): (a) make, engage in, or in any way participate in, directly or indirectly, any "solicitation" (as such term is used in the proxy rules of the Securities and Exchange Commission (the "SEC")) of proxies in support of (i) any nominee to the Board in opposition to the Company's slate of directors for election or (ii) the removal of any director of the Company, or (b) initiate, propose or otherwise "solicit" (as such term is used in the proxy rules of the SEC), directly or indirectly, stockholders of the Company for the approval of stockholder proposals, or conduct any other type of  public referendum of the Company’s stockholders (binding or non-binding) (subparagraphs (a) and (b) collectively referred to herein as the “Restricted Activities”).   Notwithstanding the foregoing restrictions in this Paragraph 8, no Member shall be prohibited from submitting to the Company on a strictly confidential basis any shareholder proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company's definitive proxy statement in connection with the 2010 Annual Meeting of Stockholders (“Rule 14a-8 Notice”); provided, however, that nothing in this sentence shall be deemed to prevent or otherwise restrict Legatum from making such filings as are required by law, including, without limitation, an amendment to Legatum’s Schedule 13D (any such filing, a “Required Legatum Filing”).  If Legatum shall make a Required Legatum Filings in connection with a Rule 14a-8 Notice or upon the termination of the Restricted Period if any Member or any of its respective affiliated funds, persons and entities shall engage in any Restricted Activity in connection with the 2010 Annual Meeting, then Legatum shall immediately cause the Legatum Designees to resign from the Board and the Company shall condition the appointment of the Legatum Designees on agreeing to such possible resignation. The Company and Legatum agree that, during the Restricted Period, neither party will publicly publish or publicly disseminate any disparaging statements, written or oral, regarding the Company, the Board, the management of the Company, Legatum or the Legatum Designees.  The Company shall amend its advance notice bylaw relating to the nomination of directors and the presentation of business by stockholders to, among other things, provide that the advance notice period for such action shall not be later than the 90th day nor earlier than the 120th day prior to the anniversary date of the preceding year's annual meeting, and such amendment shall be applicable to the 2010 Annual Meeting.

9.
As soon as reasonably practicable following the execution of this Agreement, the Company will issue a press release in a form mutually and reasonably agreeable to the Company and Legatum (the "Press Release").  Neither the Company nor Legatum, during the Restricted Period, will make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release; provided, however, that Legatum and the Company may make such filings as are required by law, including, without limitation, an amendment to Legatum's Schedule 13D.

Legatum Capital Limited
January 9, 2009

10.
The Company and Legatum each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by the other party and that, in the event of any breach or threatened breach hereof, the non-breaching party shall be entitled to seek injunctive and other equitable relief, without proof of actual damages, that the breaching party shall not plead in defense thereto that there would be an adequate remedy at law, and that the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party.  Such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

11.
All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by Federal Express or by registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company:

Sonus Networks, Inc.
7 Technology Park Drive
Westford, MA  01886
Attn:     Rich Nottenburg, CEO
Phone:  +1 978 614 8100
Fax:      +1 978 614 8101

With a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA  90064
Attn:     Gordon Bava, Esq.
Mark Kelson, Esq.
David Grinberg, Esq.
Phone:  +1 310 312 4000
Fax:      +1 310 312 4224

If to Legatum:

Legatum Capital Limited
Level 9, Convention Tower
Dubai U.A.E.
Attn:     Mark Stoleson
Phone:  +971 4 317 5800
Fax:      +971 4 317 5811

Legatum Capital Limited
January 9, 2009

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY  10036
Attn:     Paul T. Schnell
Richard J. Grossman
Phone:  +1 212 735 3000
Fax:      +1 212 735 2000

12.
This Agreement may be executed in any number of counterparts (including by facsimile and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  The parties hereto need not execute the same counterpart.

13.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.  The parties hereto consent to personal jurisdiction and venue in any action to enforce this Agreement in the federal or state courts located in Wilmington, Delaware.

14.
This Agreement constitutes the only agreement between Legatum and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Legatum without the prior written consent of the Company.  No amendment, modification, supplement or waiver of any provision of this Agreement may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

15.
This Agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, in the event of the sale of substantially all of the Company’s assets or a change of control of the Company, which shall be deemed to include, among other things, (i) any transaction or series of related transactions pursuant to which the stockholders of the Company prior to such transaction or series of transactions hold less than a majority of the voting power of the Company or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of the Company, and (ii) any transaction or series of related transactions pursuant to which the members of the Board prior to such transaction or series of transactions constitute less than a majority of the members of the Board or the board of directors of any successor in interest thereto.

16.
Each Member, on behalf of itself, represents and warrants that (a) such Member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by such

Legatum Capital Limited
January 9, 2009

Member, constitutes a valid and binding obligation and agreement of such Member and is enforceable against such Member in accordance with its terms.

17.
The Company represents and warrants that (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

[Execution page follows.]

SONUS NETWORKS, INC.

By:	/s/ Richard N. Nottenberg
Name: Richard N. Nottenberg
Title: Chief Executive Officer

Accepted and Agreed:

LEGATUM CAPITAL LIMITED

By:	/s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director

GALAHAD SECURITIES LIMITED

By:	/s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director

LEGATUM GLOBAL HOLDINGS LIMITED

By:	/s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director

LEGATUM GLOBAL INVESTMENT LIMITED

By:	/s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director

SENATE LIMITED, acting on behalf of that certain trust formed under the laws of the Cayman Islands as of 1 July 1996

By:	/s/ Mark A. Stoleson
Name: Mark A. Stoleson
Title: Director

[Signature Page to Settlement Agreement]

Schedule A

Galahad Securities Limited

Legatum Global Holdings Limited

Legatum Global Investment Limited

Senate Limited, acting on behalf of that certain trust formed under the laws of the Cayman Islands as of 1 July 1996